UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Prospectus Supplement Supplement dated February 18, 2010 All American Century Funds

As part of a long-standing estate and business succession plan established by James E. Stowers, Jr., the 86-year-old founder of American Century Investments, Co-Chairman Richard W. Brown has recently succeeded Mr. Stowers as trustee of a trust that holds a greater-than-25% voting interest in American Century Companies, Inc. (ACC).  Under the Investment Company Act of 1940, this is presumed to represent control of ACC even though it is less than a majority interest.  Because ACC is the parent corporation of the funds' advisors, the change of trustee is considered a technical assignment of the funds' investment advisory and subadvisory agreements.  Under the Act, an assignment requires the automatic termination of such agreements, making the approval of new agreements necessary.

In light of these events, the fund boards have approved interim investment advisory agreements under which the funds will be managed until new agreements are approved by fund shareholders.  The interim agreements are substantially identical to the terminated agreements (with the exception of different effective and termination dates) and will not result in changes in the management of American Century Investments, the funds, their investment objectives, fees or services provided.  New agreements, also expected to be substantially identical to the terminated agreements, will be submitted for shareholder approval in the coming weeks.  More detailed information about these events, the agreements and the required shareholder approvals will be provided in proxy statements to be provided to fund shareholders eligible to vote on the matter.

A discussion regarding the basis for the boards' approval of the interim and proposed advisory agreements and, if applicable, subadvisory agreements also will be available in each fund's report to shareholders for the next annual or semiannual reporting period ending after the dates of such approvals.

Mr. Brown has served as co-chairman of the ACC board of directors for the past three years.  His association with the firm dates back to 1998 when he was first appointed to the board.  Since 2004, Mr. Brown also has served as co-chairman of the Stowers Institute for Medical Research, a biomedical research organization working to find the keys to the causes, treatment and prevention of disease.  The Institute's endowment also holds ACC stock.

A proxy statement with respect to the information described above will be mailed to shareholders of record and filed with the Securities and Exchange Commission (SEC).  Investors are urged to read the proxy statement because it contains important information.  The proxy statement and other relevant documents will be available free of charge on the SEC’s Web site at www.sec.gov or by calling 1-800-345-2021.

©2010 American Century Proprietary Holdings, Inc. All rights reserved.

CL-SPL-67861   1003

00072603

March 11, 2010

Mr. Scott Gates
Director, Learning Quest
State of Kansas
900 SW Jackson, Suite 200
Topeka, KS 66612

Re:        Notification of upcoming proxies to Learning Quest and Schwab 529 investors

Dear Scott,

Soon, American Century Investments® will mail proxies to investors in all its funds. We are asking them to vote the following proposals:

•	Electing two nominated Directors/Trustees to the Boards of Directors/Trustees

Both currently serve on the Boards of Directors/Trustees as nominees and require approval.  As you may know, the Board members serve as investor advocates and look out for the investors’ best interest in many ways.

•	Approving a management agreement with American Century Investment Management, Inc.

On February 16, 2010, Co-Chairman Richard W. Brown succeeded James E. Stowers, Jr., the founder of American Century Investments, as trustee of a trust that holds a greater-than-25% voting interest in American Century Companies, Inc. (“ACC”).  Because ACC is the parent corporation of the Funds', the change of trustee is considered a technical assignment of the Funds' management agreement.  Under the 1940 Act, this succession plan requires the automatic termination of the agreement and shareholder approval.  However, the new agreement is identical to the old one with the exception of effective and termination dates. This will not result in changes in the management of American Century Investments, the funds, their investment objectives, advisory fees or services provided.

•	Amending the Articles of Incorporation for the following fund issuers: American Century Capital Portfolios, Inc., American Century Mutual Funds, Inc. and American Century World Mutual Funds, Inc.

The proposal involves amending the amount of personal liability the directors should assume above standard regulations set by the Investment Company Act of 1940.

As with past proxies, we plan to mail consolidated voting materials to the State so the Treasurer may vote on behalf of the Learning Quest and Schwab 529 shareholders. I will plan to have the vote cards and materials mailed to you directly, unless you have another preference.  The package will include a letter, which will serve as a master vote card, for the Treasurer to sign and return to Broadridge, our proxy tabulator.

Please let us know if you have questions in the meantime.

Best Regards,

Stacey Belford
Vice President, 529 Sales